UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933



                            THE HAVANA REPUBLIC, INC.
                            -------------------------
             (Exact name of registrant as specified in its charter)

                FLORIDA                                  84-1346897
                -------                                  ----------
        (State of Incorporation)                  (I.R.S. Employer ID No.)

                       1360 WESTON ROAD, WESTON, FL 33326
                       ----------------------------------
               (Address of Principal Executive Offices) (Zip Code)


                            Legal and Consulting Plan
                            (Full title of the Plan)

                            Eric P. Littman, Esquire
                          7695 SW 104 Street, Suite 210
                                 Miami, FL 33156
                                 ---------------
                     (Name and address of agent for service)

                                 (954) 384-6333
                                 --------------
          (Telephone number, including area code, of agent for service)

                         Calculation of Registration Fee

Title of       Amount to     Proposed       Proposed     Amount of
Securities     be            Maximum        Aggregate    Registration
to be          Registered    Offering       Offering     Fee
Registered                   Price Per      Price
                             Share (1)
--------------------------------------------------------------------------------
Common         5,350,000     $0.06          $321,000       $100.00
Stock          Shares

(1) Estimated solely for purposes of calculating the filing fees and calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act") based upon the average of the bid and asked price as of November 8, 2000.

                                     Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for legal and consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to a Legal and Consulting Plan (the "Plan") adopted by the Board of Directors on October 1, 2000. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

Name                            Number of Shares            Services Provided
--------------------------------------------------------------------------------
Eric P.  Littman                1,350,000                   Legal Services
Paul Enright                    4,000,000                   Business Consulting

Item 2.    Registrant Information and Employee Plan Annual Information

           The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     Part II


Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.


           The following are hereby incorporated by reference:

          (a) The Registrant's Annual Report on Form10-KSB for the Year ended June 30, 2000 as filed on September 26, 2000 bearing file no. 333-40799.

          (b) All other reports filed pursuant to Section 13(a), under SEC file number 333-40799 or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to above.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

           The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

           The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

           The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

           Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

A.         (i)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (iii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (iv) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Miami, State of Florida, on November 8, 2000.

                                                 The Havana Republic, Inc.



                                                 By: /S/ STEPHEN SCHATZMAN
                                                     ---------------------
                                                     Stephen Schatzman/President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


      Signature                      Title                    Date

 /S/ STEPHEN SCHATZMAN         President/Director            10/8/00
---------------------------
Stephen Schatzman



 /S/ ALEX GIMELTSTEIN          Secretary/Director            10/8/00
---------------------
Alex Gimelstein

                               ERIC P. LITTMAN, PA
                               7695 SW 104 Street
                                    Suite 210
                                 Miami, FL 33156
                     (305) 663-3333 Facsimile (305) 668-0003

                                November 8, 2000

Board of Directors
The Havana Republic, Inc.
1360 Weston Road
Weston, FL 33326

Gentlemen:

We have acted as securities counsel for The Havana Republic, Inc. , ("The Havana Republic, Inc. " or the "Company"). You have asked us to render this opinion to Company.

You have advised that:


         1. The Company is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended.


         2. Eric P. Littman has acted and will continue to act as legal counsel on behalf of the Company.

         3. In his capacities as legal counsel, the above-named individual has provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for the Company.


         4. The Company has agreed to issue its common stock to the above-named individual as compensation for his services on behalf of the Company.

         5. The shares to be issued to this individual are pursuant to corporate resolution and the approval of the Board of Directors of the Company. These shares shall be registered pursuant to a Registration Statement on Form S-8.

We have read such documents as have been made available to us. For purposes of this opinion, we have assumed the authenticity of such documents.

Board of Directors
The Havana Republic, Inc.
November 8, 2000
Page 2


Based on the accuracy of the information supplied to us, it is our opinion that the Company may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individual is a proper person qualified to receive shares which are registered in a Registration Statement on Form S-8.

We consent to the use of this letter in the Registration Statement filed on Form S-8.

Very truly yours,




/S/ERIC P.LITTMAN
-----------------
Eric P.  Littman